Exhibit 10.10
EMPLOYEE CONSULTATION, POST-RETIREMENT, NON-COMPETITION AND DEATH BENEFIT AGREEMENT

THIS EMPLOYEE CONSULTATION, POST-RETIREMENT NON-COMPETITION AND DEATH BENEFIT AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of August, 2011 ("Effective Date"), by and between FIRST CITIZENS BANK AND TRUST COMPANY, INC., a South Carolina banking corporation with its principal office in Columbia, South Carolina ("Employer") and PETER M. BRISTOW ("Employee");
W I T N E S S E T H
WHEREAS, Employee is an employee of Employer who has provided guidance, leadership and direction in the growth, management and development of Employer and has learned trade secrets, confidential procedures and information, and technical and sensitive plans of Employer; and,
WHEREAS, Employer desires to limit Employee's availability to other employers or entities which are in competition with Employer following Employee's retirement from employment with Employer; and,
WHEREAS, Employer and Employee previously have entered into a non-competition arrangement and a consultation arrangement, together with a death benefit arrangement for Employee's designated beneficiary or estate, as applicable, which is evidenced by an "Employee Death Benefit and Post-Retirement Noncompetition and Consultation Agreement" dated as of December 31, 1998 as last amended effective as of July 24, 2008 (as so amended, the "Existing Agreement"), and the parties now desire to modify their agreement concerning those arrangements and agree on the other matters contained herein and, for that purpose, the parties desire to enter into this Agreement to set forth the terms and conditions of their agreement with the intent that this Agreement supersede the Existing Agreement and that the Existing Agreement be cancelled and of no further force or effect.
NOW, THEREFORE, for and in consideration of the mutual promises and undertakings herein set forth, Employee and Employer hereby agree as follows:
1.    Consultation Payments.  Following Employee's "Retirement" (as defined below) from Employee's employment with Employer on the Retirement Date (as defined below), Employer shall, subject to the terms and conditions of this Agreement, pay to Employee the sum of THREE THOUSAND TRHEE HUNDRED SIXTY-TWO and 62/100 Dollars ($3,362.62) per month, beginning six months and one week after Employee's Retirement for a period of ten (10) years following Employee's Retirement or until Employee's death, whichever first occurs ("Consultation Payments"). Such monthly payments shall be paid for and in consideration of Employee's availability for and provision of support, sponsorship, advisory and other services provided to Employer ("Consultation Services"); such sum to be payable to Employee whether or not Employee's Consultation Services are utilized in said month by Employer. Except as set forth below, Consultation Payments hereunder shall be payable each month without deductions and Employee agrees to be solely responsible for the payment of all income and other taxes out of said funds and all Social Security, self-employment and any other taxes or assessments, if any, applicable on said compensation.
For and in consideration of said monthly Consultation Payments to Employee, Employee will provide Consultation Services as an independent contractor to Employer, as and when Employer may request, which services may be provided with respect to all phases of Employer's business and particularly those phases in which Employee has particular expertise and knowledge. Employee's services shall be limited to those of an independent consultant, shall not be on a day-to-day regularly scheduled operational basis and shall be provided only when Employee is reasonably available and willing, which willingness will not be unreasonably withheld. Employer shall make available to Employee such office space and equipment as are reasonably necessary for Employee to carry out the obligations under this Agreement and shall reimburse Employee for any extraordinary expenses incurred in carrying out the obligations hereunder. Employee shall bear all other costs associated with Employee’s provision of services under this Agreement.
Effective as of Employee's Retirement date, Employee and Employer agree that Employee shall be, under the terms of this Agreement, an independent contractor, and Employee agrees that Employee's rights and privileges and obligations are only as provided in this Agreement as to matters covered herein.
Notwithstanding the foregoing, if Employer determines that the Consultation Payments are compensation for other than payments for Consultation Services, and such payments shall be subject to any and all applicable withholding, Social Security, employment, income and other taxes or assessments, if any, under applicable tax law, the said payments shall be subject to the required withholdings.
In no event shall Employee, following Employee's Retirement, be eligible for, participate in, or otherwise benefit under any employee benefit plan or program sponsored by Employer as an active employee of Employer and by executing this Agreement Employee hereby waives any such eligibility, participation, or additional benefit accrual as an active Employee after the date of Employee's Retirement notwithstanding any benefit plan provision otherwise. The foregoing sentence notwithstanding, Employee shall be entitled, as a retiree, to vested retirement benefits and retiree medical benefits (if any) determined as of the Employee's Retirement, subject to the applicable terms and conditions of such benefit plans.
If Employee should die during the ten-year period during which Consultation Payments are being made under this Paragraph 1, then those payments shall terminate and future payments, if any, shall be made to Employee's designated beneficiary(ies) or Employee's estate in accordance with the provisions of Paragraph 3 of this Agreement.
As used in this Agreement, the term "Retirement" shall mean a termination of Employee's employment with Employer which is treated as a "retirement" under the terms of Employer's defined benefit pension plan, and which occurs no later than the last day of the calendar month in which Employee attains the age of sixty-five (65) (the "Retirement Date"), or such other termination of Employee's employment as Employer and Employee shall agree in writing to treat as "Retirement" for purposes of this Agreement. Employer and Employee hereby acknowledge that compulsory retirement is not enforceable except as provided by law. Employer and Employee further agree that no provision herein shall be construed as requiring Employee's retirement except as may now or hereafter be permitted by law.
It is reasonably anticipated and understood by both Employer and Employee that Employee's level of service shall be permanently reduced after Retirement and that Employee shall not provide a level of Consultation Services that is more than twenty percent (20%) of the average level of services provided by Employee to Employer during the thirty-six (36) month period (or the full period if less than 36 months) immediately preceding Retirement.
2.    Non-competition Payments.  Following Employee's Retirement from his employment with Employer on the Retirement Date, Employer shall, subject to the terms and conditions of this Agreement, pay to Employee the sum of TEN THOUSAND EIGHTY-SEVEN and 88/100 Dollars ($10,087.88) per month, beginning six months and one week after Employee's Retirement for a period of ten (10) years following Employee's Retirement or until Employee's death, whichever first occurs. Such monthly payments shall be paid for and in consideration of Employee's agreement in this Paragraph 2 (Employee's "Covenant Not To Compete"). Payments hereunder ("Non-competition Payments") shall be payable each month without deductions and Employee agrees to be solely responsible for the payment of all income or other taxes or assessments, if any, applicable on those payments.
For and in consideration of monthly Non-competition Payments to Employee, Employee agrees not to become an officer or employee of, provide any consultation to, nor participate in any manner with, any other entity of any type or description involved in any major element of business which Employer is performing at the time of Employee's Retirement, nor will Employee perform or seek to perform any consultation or other type of work or service with any other firm, person or entity, directly or indirectly, in any such business which competes with Employer, whether done directly or indirectly, in ownership, consultation, employment or otherwise. Employee agrees not to reveal to outside sources, without the consent of Employer, any matters, the revealing of which could, in any manner, adversely affect or disclose Employer's business or any part thereof, unless required by law to do so. This Covenant Not To Compete by Employee is limited to the geographic area consisting of each county or like jurisdictional entity in which either Employer or any banking or investment entity owned directly or indirectly by the parent of Employer shall maintain a banking or other business office at the time of Employee's Retirement, shall exist for and during the term of all payments to be made under this Paragraph 2, whether made directly by Employer or as otherwise provided herein, and shall not prevent Employee from purchasing or acquiring, as an investor only, a financial interest of less than 5% in a business or other entity which is in competition with Employer.
Employee acknowledges that the remedy at law for breach of Employee's Covenant Not To Compete will be inadequate and that Employer shall be entitled to injunctive relief as to any violation thereof; however, nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it, in addition to injunctive relief, whether at law or in equity, including the recovery of damages. In the event Employee shall breach any condition of Employee's Covenant Not To Compete, then Employee shall reimburse Employer for any amounts paid to Employee under Paragraphs 1 and 2 of this Agreement and Employee's right to any of the payments becoming due under Paragraphs 1 and 2 of this Agreement after the date of such breach shall be forever forfeited and the right of Employee's designated beneficiary(ies) or Employee's estate to any payments under this Agreement shall likewise be forever forfeited. This forfeiture is in addition to and not in lieu of any of the above-described remedies of Employer and shall be in addition to any injunctive or other relief as described herein. Employee further acknowledges that any breach of Employee's Covenant Not To Compete shall be deemed a material breach of this Agreement.
Notwithstanding the foregoing, if Employer determines that the Non-Competition Payments are compensation for other than payments for Non-competition, and such payments shall be subject to any and all applicable withholding, Social Security, employment, income and other taxes or assessments, if any, under the applicable tax law, the said payments shall be subject to the required withholdings.
If Employee should die during the ten-year period during which Non-competition Payments are being made under this Paragraph 2, then those payments shall terminate and future payments, if any, shall be made to Employee's designated beneficiary(ies) or Employee's estate in accordance with the provisions of Paragraph 3 of this Agreement.
3.    Continuation of Payments.  Following Employee's death during the original ten-year period of payments under Paragraphs 1 and 2 above, the sum of THIRTEEN THOUSAND FOUR HUNDRED FIFITY and 50/100 Dollars ($13,450.50) per month shall be paid to such individual or individuals as Employee shall have designated in writing as his beneficiary(ies) as provided in Paragraph 11 below or, in the absence of such designation, to Employee's estate, as applicable, beginning the first calendar month following the date of Employee's death and continuing thereafter until the expiration of said original ten-year period. Once the Consultation Payments and Non-competition Payments have begun, whether paid by Employer or as otherwise provided herein, the maximum payment period under this Agreement shall be ten (10) years. Payments hereunder shall be payable each month without deductions and the recipient shall be solely responsible for the payment of all income and other taxes and assessments, if any, applicable on those payments.
Notwithstanding the foregoing, if Employer determines that the Consultation Payments and/or Non-competition Payments are compensation such that the payments are subject to any and all applicable withholding, Social Security, employment, income and other taxes or assessments, if any, under the applicable tax law, said payment shall be subject to the required withholdings.

4.    Death Benefits.  In the event Employee dies while employed by Employer prior to Employee's Retirement Date or dies within six months and one week after Employee's Retirement Date, Employer will pay the sum of THIRTEEN THOUSAND FOUR HUNDRED FIFITY and 50/100 Dollars ($13,450.50) per month for a period of ten (10) years, to such individual or individuals as Employee shall have designated in writing as his beneficiary(ies) as provided in Paragraph 11 below or, in the absence of such designation, to Employee's estate, as applicable. The first payment shall be made not later than two months following Employee's death. Payments under this Paragraph 4 shall be payable each month without deductions and the recipient shall be solely responsible for the payment of all income and other taxes and assessments, if any, applicable on those payments.
Notwithstanding the foregoing, if Employer determines that the Consultation Payments and/or Non-competition Payments are compensation such that the payments are subject to any and all applicable withholding, Social Security, employment, income and other taxes or assessments, if any, under the applicable law, said payments shall be subject to the required withholdings.
5.    Forfeiture of Benefits.  This Agreement is subject to termination by Employer at any time and without stated cause. In the event Employer shall terminate this Agreement, Employee shall forfeit all rights to receive any payment provided for herein. Likewise, in the event Employee's employment is terminated, either voluntarily or involuntarily, for reasons other than his death or Retirement, Employee shall forfeit all rights to receive any payment provided for herein. Employee acknowledges and agrees that any benefit provided for herein is merely a contractual benefit and that nothing contained herein shall be construed as conferring upon Employee any vested benefits or any vested rights to receive any payment provided for herein and that any and all payments provided for herein shall be subject to a substantial risk of forfeiture until such time as said payments are actually made by Employer.
6.    Claims Procedure. Any claim for benefits under this Agreement shall be made in writing to Employer. If any claim for benefits under this Agreement is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after receipt of the claim by Employer, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed the period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the administrator expects to render a decision.
Employer shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following: (i) specific reasons for the denial; (ii) specific reference to pertinent provisions upon which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Agreement’s claims review procedure as set forth below.
The claimant may appeal the denial of his claim to Employer for a full and fair review. A claimant (or his duly authorized representative) may request a review by filing a written application for review with Employer or its designee (the "Reviewer") at any time within 60 days after receipt by the claimant of written notice of the denial of his claim. The claimant or his duly authorized representative may request, upon written application to Employer, to review pertinent documents, and submit issues and comments in writing.
The decision on review shall be made by the Reviewer, who may, in its or his/her discretion, hold a hearing on the denied claim; the Reviewer shall make this decision promptly, and not later than 60 days after Employer receives the request for review, unless special circumstances require extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension (including an explanation of the special circumstances requiring the extension of time) shall be furnished to the claimant prior to the commencement of the extension. In the event that the decision on review is not furnished within the time period set forth in this paragraph, the claim shall be deemed denied on review.
The decision on review shall be in writing and shall include reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provisions in the relevant documents on which the decision is based.
7.    Assignment of Rights; Spendthrift Clause.  Neither Employee nor Employee's estate, or any designated beneficiary shall have any right to sell, assign, transfer or otherwise convey the right to receive any payment hereunder. To the extent permitted by law, no benefits payable under this Agreement shall be subject to the claim of any creditor of Employee or Employee's estate or any designated beneficiary, or to any legal process by any creditor of any such person.
8.    Unfunded Plan. Employee and Employer do not intend that the amounts payable hereunder be held by Employer in trust or as a segregated fund for Employee or any other person entitled to payments hereunder. The benefits provided under this Agreement shall be payable solely from the general assets of Employer, and neither Employee nor any other person entitled to payments hereunder shall have any interest in any assets of Employer by virtue of this Agreement. Employer’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise of Employer to pay money in the future. To the extent that this Agreement may be deemed to be a "pension plan," Employee and Employer intend that it be unfunded for federal income tax purposes, as well as for Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
9.    Payments and Funding.  Any payments under this Agreement shall be independent of, and in addition to, those under any other plan, program or agreement which may be in effect between the parties hereto, or any other compensation payable to Employee or Employee's designee by Employer. This Agreement shall not be construed as a contract of employment nor does it restrict the right of Employer to discharge Employee at will or the right of Employee to terminate said Employee's employment at will.
Employer may, in its sole discretion, purchase an insurance policy on the life of Employee to fund or assist in the funding of this Agreement. Employee agrees to promptly supply to Employer and its selected or prospective insurance carrier, upon request, any and all information requested, in order to enable the insurance carrier to evaluate the risks involved in providing the insurance requested by Employer. Any and all rights to any and all benefits under such insurance policy on the life of Employee shall be solely the property of Employer and all proceeds of such policy shall be payable by the insurer solely to Employer, as owner of such policy. Employee specifically waives any rights in any insurance policy on Employee's life owned by Employer pursuant to this Agreement. Such policy shall not serve in any way as security to Employee for Employer's performance under this Agreement. The rights accruing to Employee or any designee hereunder shall be solely those of an unsecured creditor of Employer and shall be subordinate to the rights of the general creditors and depositors of Employer.
10.    Survivor Annuities and QDROs. Nothing contained in this Agreement is intended to give nor shall give any spouse or former spouse of Employee nor any other person any right to benefits under this Agreement by virtue of sections 401(a)(11) and 417 of the Internal Revenue Code (relating to qualified preretirement survivor annuities and qualified joint and survivor annuities) or Internal Revenue Code sections 401(a)(13)(B) and 414(p) (relating to qualified domestic relations orders).
11.    Designation of Beneficiary(ies). In order to designate one or more beneficiaries as described in Paragraph 3 or 4 above, Employee shall file a written designation with Employer in the form attached as Exhibit A to this

Agreement. Each such designation shall specify, by name(s), the person(s) to whom any amounts payable under this Agreement shall be paid following Employee's death. From time to time, Employee may change or revoke a beneficiary designation without the consent of the beneficiary(ies) by filing a new beneficiary designation form with Employer, and the filing of a new designation form automatically shall revoke any and all designation forms previously filed with Employer. A beneficiary designation form not properly filed with Employer prior to Employee's death shall be of no force or effect under this Agreement.
Subject to reasonable restrictions imposed by Employer and to Employer's right to refuse to accept such a designation for reasons satisfactory to it, Employee may designate more than one beneficiary and/or alternative or contingent beneficiaries, in which case Employee's designation form shall specify the relative shares and terms and conditions upon which amounts shall be paid to such multiple or alternative or contingent beneficiaries.
If, at the time of Employee's death, (i) no beneficiary designation is on file with Employer, (ii) no beneficiary designated by Employee has survived Employee, or (iii) there are other circumstances not covered by the beneficiary designation form on file with Employer, then Employee's estate conclusively shall be deemed to be the beneficiary designated to receive any amounts then remaining payable to Employee under this Agreement.
In making all determinations regarding Employee's beneficiary, the latest designation form filed by Employee with Employer shall control, and all changes in circumstances that occur after the filing of that designation shall be ignored. For example, if Employee's spouse is designated as beneficiary in the latest designation filed by Employee but, thereafter, is divorced from Employee, such designation shall remain valid until and unless Employee files a later beneficiary designation form with Employer naming a different beneficiary.
Any check for a payment under this Agreement that is issued on or before the date of Employee's death shall remain payable to Employee and shall be handled accordingly, whether or not the check actually is received by Employee prior to death. Any check issued after the date of Employee's death shall be the property of Employee's beneficiary(ies) determined in accordance with this Paragraph 11.
12.    Named Fiduciary and Administrator. (The purpose of this Paragraph is to comply with ERISA in the event any portion of the Plan is subject to ERISA.) The named fiduciary shall be Employer. The named fiduciary shall have the authority to control and manage the operation and administration of this Agreement. The administration of this Agreement shall be under the supervision of a director, officer or employee of Employer (hereinafter referred to as the "Administrator") designated by the Board of Directors of Employer. It shall be a principal duty of the Administrator to see that this Agreement is carried out in accordance with its terms.
13.    Binding Effect.  This Agreement shall be binding upon Employee, his heirs, personal representatives and assigns, and upon Employer, its successors and assigns.
14.    Amendment of Agreement.  This Agreement may not be altered, amended or revoked except by a written agreement signed by Employer and Employee; provided, however, that if Employer determines to its reasonable satisfaction that an alteration or amendment of the Agreement is necessary or advisable in order for the Agreement to comply with the Internal Revenue Code of 1986, as amended, the Treasury Regulations, or any other applicable tax authority (collectively "Tax Law"), then, upon written notice to Employee, Employer may unilaterally amend the Agreement in such manner and to such an extent as it reasonably considers necessary or advisable in order to comply with the Tax Law. Nothing in this Paragraph 15 shall be deemed to limit Employer's right to terminate this Agreement at any time and without stated cause as provided in Paragraph 5.
15.    Interpretation.  Where appropriate in this Agreement, words used in the singular shall include the plural and words used in the masculine shall include the feminine.

16.    Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were not contained herein.
17.    Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of South Carolina.
18.    Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces any and all prior agreements and understandings, whether oral or written, with respect to the subject matter hereof, including without limitation the Existing Agreement which the parties agree is hereby terminated and of no further force or effect. Employee acknowledges and agrees that the Restrictive Covenants contained in this Agreement are in addition to and not in lieu of any other restrictive covenants contained in any other agreement, plan, or program Employee has or participates in with Employer and Employee agrees that Employer may enforce any such restrictive covenant collectively or individually at it sole discretion.

IN TESTIMONY WHEREOF, Employer has caused this Agreement to be executed in its corporate name by its Chairman and CEO, and attested by its Secretary/Assistant Secretary, all by the authority of its Board of Directors duly given, and Employee has hereunto set his hand and adopted as his seal the typewritten word "SEAL" appearing beside his name, as of the day and year first above written.

FIRST CITIZENS BANK AND TRUST COMPANY, INC.

By:    /s/ Jim B. Apple
Jim B. Apple
Chairman and CEO
ATTEST:

/s/ Kimberly R. Jordan
Secretary/Assistant Secretary

/s/ Peter M. Bristow (SEAL)
Peter M. Bristow